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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9

                                 (RULE 14D-101)

                     SOLICITATION/RECOMMENDATION STATEMENT
                          PURSUANT TO SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                            BRISTOL HOTELS & RESORTS
                           (NAME OF SUBJECT COMPANY)

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                            BRISTOL HOTELS & RESORTS
                        (NAME OF PERSON FILING STATEMENT)

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                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

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                                    110041100
                      (CUSIP Number of Class of Securities)

                                 J. PETER KLINE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            BRISTOL HOTELS & RESORTS
                                14295 MIDWAY ROAD
                              ADDISON, TEXAS 75001
                                 (972) 391-3910

      (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person Filing Statement)

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                                 WITH A COPY TO:

                            ROBERT A. PROFUSEK, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939

|X| CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

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